Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”) dated as of August 8, 2012, between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 8, 2007 (the “Indenture”), pursuant to which the Company issued its 3.00% Convertible Senior Notes due 2014 (the “Notes”); and

WHEREAS, on June 29, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), and B&R Acquisition Company, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); and

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”) and the Company will continue as a wholly-owned Subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of Common Stock will be converted into the right to receive $31.00 in cash (the “Reference Property”), without interest and less any applicable withholding taxes; and

WHEREAS, in connection with the foregoing, Section 8.01(f) and 12.10 of the Indenture provide that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any Holders of Notes, become convertible by reference only to the amount of Reference Property; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Definitions

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Agreements of Parties

Section 2.01. Daily VWAP and Last Reported Sale Price. The definition of the Last Reported Sale Price with respect to Common Stock in the Indenture is hereby deleted and replaced in its entirety with the following:

“Last Reported Sale Price” means, with respect to Common Stock, $31.00.

Section 2.02 Conversion of Notes. In accordance with Section 12.10 of the Indenture and the Officers’ Certificate, dated August 8, 2012, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Notes by reference to the kind and amount of cash, securities or other property or assets that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”), which will be cash equal to $507.63 per $1,000 principal amount of Notes based on a Conversion Rate of 16.3752. Accordingly, any reference to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive an amount in cash equal to $31.00, and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

ARTICLE 3

Miscellaneous Provisions

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore orhereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 3.09 Governing Law. This Supplemental Indenture shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

By:	/s/ Mark G. Foletta
Name: Mark G. Foletta
Title: Senior Vice President, Finance and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

[Signature page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

By:
Name: Mark G. Foletta
Title: Senior Vice President, Finance and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President

[Signature page to First Supplemental Indenture]